Exhibit 99.1
FHLBank San Francisco Announces 2025 Director Elections Results

SAN FRANCISCO, November 19, 2025 - The Federal Home Loan Bank of San Francisco (FHLBank San Francisco) today announced the results of its 2025 director elections.
FHLBank San Francisco’s members re-elected incumbent independent director Banafsheh Akhlaghi and incumbent public interest independent director Lori R. Gay to new terms on FHLBank San Francisco's board of directors. In addition, California members re-elected incumbent California director Joan C. Opp to a new term on FHLBank San Francisco's board of directors.

Each of these three directors have been elected to four-year terms beginning January 1, 2026, and ending December 31, 2029.

Banafsheh Akhlaghi, Principal, Akhlaghi Law

Banafsheh Akhlaghi is principal of Akhlaghi Law, Mill Valley, California, an international private law practice founded in 2010. She has over 20 years of experience as founder of a civil rights nonprofit, consultant to the United Nations, and Regional Director with Amnesty International. Her expertise includes Compliance and Complex Regulatory Industries, Risk Management, Housing, Public Policy, and Artificial Intelligence Ethics. She has been a member since 2010 and was previously chair of the Legal Services Trust Fund Commission of the State Bar of California, focusing on legal advocacy for underserved and underrepresented populations and homelessness prevention.

Lori R. Gay, President and CEO, Neighborhood Housing Services of Los Angeles County

Ms. Gay has served as President and CEO of Neighborhood Housing Services of Los Angeles County (NHS) for 35 years. In this role, Ms. Gay has focused her work to mitigate poverty and improve the quality of life for families who are of modest means. Under Ms. Gay’s leadership, NHS has become the largest affordable homeownership provider in Southern California, reaching more than 4.85 million families with financial counseling, affordable lending, and redevelopment services. Since 1984, the NHS team has reinvested more than $10.5 billion into some of LA County’s most underserved neighborhoods, developing more than 28,000 housing and commercial units, employing over 275 youth, and creating 268 block clubs. Ms. Gay has served on numerous boards of directors, including the Federal Reserve Bank of San Francisco, Los Angeles Branch, the California Organized Investment Network (COIN), and the California Housing Finance Agency.

Joan C. Opp, President and Chief Executive Officer, Stanford Federal Credit Union

Joan C. Opp has been the president and chief executive officer of Stanford Federal Credit Union, Palo Alto, California, since May 2010. From February 2002 to April 2010, she was executive vice president and chief financial officer for Texas Trust Credit Union overseeing accounting, information technology, marketing and business services, as well as three credit union service organizations. Prior to that, Ms. Opp was a partner with the CPA firm of Clifton Gunderson, LLP, and is a Certified Public Accountant. Ms. Opp serves on the board of directors of CO-OP Financial.

Exhibit 99.1

About Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions — commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions — propel homeownership, finance quality affordable housing, drive economic vitality, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant and resilient.